TERM SHEET
                            PLATINUM EQUITY HOLDINGS
                           PURCHASE OF GENICOM ASSETS


The following sets forth the general terms and conditions under which Platinum Equity Holdings ("Platinum) agrees to purchase certain assets ("Assets") of GENICOM Corporation ("GENICOM").

1. Sale Price: $42,000,000.00, plus the "Compaq Adjustment" as defined herein. Payment is to be made in cash at Closing.

2. The Compaq Claim shall consist of all causes of action and other claims which Genicom may have against Compaq as of the Closing. The "Compaq Adjustment" means the greater of $3,000,000 and 40% of any recovery in excess of $10 million received by Platinum in litigation or settlement of the Compaq Claim.

3. Assets to be acquired: Accounts Receivable, Contract Rights, Real Estate and Equipment Leases except as specifically excluded, Inventory, Furniture Fixtures & Equipment, and Intangibles of GENICOM, and 100% of the stock of GENICOM's subsidiaries. Not included in the Assets to be purchased is the real property located in Waynesboro, Louisville and Boxborough, or any sales proceeds from these excluded properties.

4. Platinum shall have until April 7, 2000 to complete its due diligence, including on-site inspections.

5. Platinum shall have until April 7, 2000 at 4 p.m. EDT to advise the President of GENICOM in writing that it wishes to withdraw its offer. In such event, this offer to purchase shall be deemed null and void and without liability to either party. If no notice of withdrawal is received by 4 p.m. April 7, 2000, this offer to purchase shall be deemed irrevocable until the earlier of (i) entry of an order approving another proposal for the purchase of substantially all of the assets of GENICOM and (ii) June 7, 2000. At the time this offer becomes irrevocable, Platinum shall deposit with an escrow agent the sum of $500,000, which shall be liquidated damages for failure to close as provided herein should this Agreement to be approved by the Bankruptcy Court. This deposit shall be applied to the purchase price at Platinum's closing, or will be refunded if another bid is successful.

6. Platinum shall be entitled to payment of a Breakup Fee of $500,000 in the event GENICOM accepts, and the Bankruptcy Court approves a higher bid from a purchaser or purchasers other than Platinum for substantially all of the assets of GENICOM. GENICOM shall seek approval of this Breakup Fee from the Bankruptcy Court at the hearing presently scheduled for March 30, 2000.

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7.   Platinum agrees that if its proposal is accepted, it will execute a definitive sales agreement similar in form and content to a proposed agreement which will be available to all potential bidders no later than March 31, 2000.

8. Platinum recognizes and agrees that GENICOM may solicit additional offers, and that any sale of the Assets covered by this offer to purchase is subject to approval of the Bankruptcy Court.

9.   Other Conditions:

     [] All necessary legal and regulatory approvals must be obtained prior to Closing.

     [] Transfer of the Assets is to be free and clear of all claims, liens and encumbrances.

     [] Sale is contingent upon approval by the United States Bankruptcy Court for the District of Delaware ("Bankruptcy Court").

     [] This offer is not subject to any financing contingencies.

     [] The parties will work diligently to close this transaction no later than 10 days after approval of the sale by the Bankruptcy Court.


     PLATINUM EQUITY HOLDINGS                   GENICOM CORPORATION

     By: /s/ DOUG JOHNSON                       By: /s/ SHAUN DONNELLAN
         ---------------------------                ----------------------------
         Doug Johnson                               Shaun Donnellan

     Title: EVP                                 Title: President & CEO
           -------------------------                  --------------------------

     Date: 3/20/00                              Date: 3/21/00
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